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                                                                    EXHIBIT 23.1



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8 pertaining to the 1996 Stock Option Plan, 1995 Non-Employee Director Stock Plan, as amended, and 1989 Incentive Stock Option Plan, as amended, and to the incorporation by reference therein of our report dated May 30, 1997, with respect to the consolidated financial statements of Friedman Industries Incorporated incorporated by reference in its Annual Report (Form 10-K) for the year ended March 31, 1997 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.



                                                        ERNST & YOUNG LLP


Houston, Texas
October 13, 1997